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                                                                    EXHIBIT 23.4

                            [IMS HEALTH LETTERHEAD]

October 4, 2000

Ms. Stacy Pryce
AeroGen
1310 Orleans Drive
Sunnyvale, CA 94089

Re: Form #S1 333-44470

Dear Stacy,

Per our discussion today, this is to verify your use of IMS HEALTH data in your S1 filing.

Regarding the paragraphs that reference the $3 billion in inhaled respiratory medications sourcing IMS HEALTH, please reference this as "IMS HEALTH's Market Segment Report." The $3 billion figure is in line with my figures.

If you have any questions, or need additional information, please call me at
(610) 832-5887.

Sincerely,

/s/ DON S. DESTEFANO

Don S. DeStefano
Business Development Manager

cc: Mary Fox